[PHAR-MOR LOGO HERE]                              Phar-Mor, Inc.
                                                  20 Federal Plaza West
                                                  P.O. Box 400
                                                  Youngstown, Ohio  44501-0400

                                                  330-740-2020
                                                  330-740-2985 FAX

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FOR IMMEDIATE RELEASE
---------------------

     DECEMBER 19, 1996, YOUNGSTOWN, OHIO -- Phar-Mor, Inc. has been informed that FoxMeyer Health Corporation (NYSE: FOX) yesterday exercised its buy-sell rights under its agreement with Robert M. Haft with respect to Hamilton Morgan, LLC, a Delaware limited liability company that currently directly owns 3,750,000 shares of Phar-Mor common stock. Robert M. Haft, Phar-Mor's Chairman of the Board and Chief Executive Officer, and his wife Mary Z. Haft, as tenants by the entirety, own 30.2% of the membership interests in Hamilton Morgan, and FoxMeyer Health Corporation owns the remaining 69.8% of such interests. Abbey Butler and Melvyn Estrin, co-chairmen of the board, co-chief executive officers and major shareholders of FoxMeyer, are directors of Phar-Mor.

     Currently, Hamilton Morgan owns approximately 30.8% of the outstanding shares of Phar-Mor common stock. Hamilton Morgan also has been granted proxies to vote an additional 7.9% of the outstanding shares of Phar-Mor common stock and has voting power with respect to an additional 1% of the Phar-Mor stock that may be acquired by Haft or FoxMeyer upon the exercise of options or warrants.

     Under the Hamilton Morgan LLC agreement, either member of Hamilton Morgan may offer to buy from or sell to, the other member its membership interests in Hamilton Morgan. Pursuant to the agreement, FoxMeyer has offered to sell its Hamilton Morgan membership interests to Haft, or to purchase Haft's membership interests in Hamilton Morgan. The buy-sell price implies a total valuation for Hamilton Morgan of $33,750,000. Under the terms of the Hamilton Morgan LLC agreement, Haft has a period of 90 days to consider the offers. Closing under the buy-sell must occur within 30 days after Haft's acceptance or rejection of the offers.

     On October 11, 1996, Phar-Mor and ShopKo Stores, Inc. (NYSE:SKO) filed materials with the Securities and Exchange Commission outlining a proposed business combination in which shares of a newly formed holding company, Cabot
Noble, Inc. will be exchanged for shares of both Phar-Mor and ShopKo.  Phar-Mor is unable to determine at this time what effect, if any, FoxMeyer's exercise of the buy-sell provision will have on the proposed business combination.  As disclosed in these filings, the Phar-Mor shares beneficially
owned by Hamilton Morgan may not be voted without the unanimous consent of the members of Hamilton Morgan, and FoxMeyer has indicated that it has not reached a conclusion as to its position on the proposed business combination.

     Phar-Mor is a retail drug store chain with 103 stores in 19 states. The Company's common stock is traded on the Nasdaq National Market under the symbol "PMOR."

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Contact:      Gary Holmes
              212-484-7736